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                                                                EXHIBIT 10(D)(2)

                               AMENDMENT NO. 1 TO
                         EXECUTIVE EMPLOYMENT AGREEMENT

        The Executive Employment Agreement, as amended and restated as of July 15, 1992 (the "AGREEMENT"), by and between Electro Rent Corporation (the "COMPANY") and William Weitzman (the "EXECUTIVE") is amended and supplemented by the terms of this Amendment No. 1 (this "AMENDMENT") as set forth below. Capitalized terms not otherwise defined herein are given the meanings ascribed to such terms in the Agreement.

1. SECTION 1.2(c). Section 1.2(c) shall be modified by adding the following sentence at the end of Section 1.2(c):

        "In addition, during the continuation of the Executive's employment hereunder, the Company shall maintain (by insurance policy or, if not available on commercially reasonable terms, self insurance) medical coverage, consistent with the standard of coverage currently available to the Executive, for the Executive, his spouse and his dependant children until each child reaches the age of 24, unless prior to that time the child has become disabled, in which case the medical coverage shall be maintained with respect to that child for as long as he/she shall live (the "FAMILY MEDICAL BENEFIT").

        2. NEW SECTION 2.4. A new Section 2.4 shall be added to the Agreement as follows: Section 2.4. Regardless of any termination of the employment relationship, at its expense, the Company shall continue to maintain (by insurance policy or, if not available on commercially reasonable terms, self insurance) the Family Medical Benefit for (i) the Executive and his spouse for as long as they live, and (ii) each of the Executive's children until that child reaches the age of 24, unless prior to that time the child has become disabled, in which case the Family Medical Benefit shall be maintained with respect to that child for as long as he/she shall live.

3. SECTION 2.2(b). Section 2.2(b) shall be revised to replace the words "during the Employment Term" on the eighth line of page 6 with the words "with respect to any fiscal year of the Company in which Executive was employed by the Company." 4. SECTION 2.3(a). The words "the Term" on the fourth line of Section 2.3(a) shall be replaced with the words "with respect to any fiscal year of the Company in which Executive was employed by the Company."

5. SECTION 2.3 (b). The words ", including the Family Medical Benefit" will be added following the words "Termination of Employment" in the third line of page 8.

6. GENERAL. Except as explicitly modified in this Amendment, the Agreement shall continue in full force and effect. IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment on the 12 day of October 2001.


ELECTRO RENT CORPORATION                EXECUTIVE

By:   /s/ Daniel Greenberg              By: /s/ William Weitzman
Its:  Chief Executive Officer                   William Weitzman



                                Exhibit 10(D)(2)